Keith Meister
525 West 22nd Street
New York, NY 10011

April 11, 2006

Icahn Management LP
Icahn Onshore LP
Icahn Offshore LP
The Icahn Related Entities
767 Fifth Avenue
New York, New York 10153

Re: Agreement dated as of December 31, 2004 (the "Employment Agreement"), as amended by Amendment No. 1 thereto dated as of January 1, 2006 (the "Amendment") (the Employment Agreement, as modified by the Amendment, and as may be from time in the future further amended, supplemented, modified, replaced or superseded, is hereinafter referred to as the "Amended Employment Agreement"), by and between Icahn Management LP (the "Management Company"), Icahn Onshore LP, Icahn Offshore LP, the Icahn Related Entities (as defined in the Amended Employment Agreement) and Keith Meister (the "Employee") (capitalized terms used but not defined herein shall have the meanings given such terms in the Amended Employment Agreement)

Dear Sirs:

On September 30, 2004, the Management Company and certain of its affiliates entered into an agreement (the "Aegis Agreement") with Aegis Capital Corp. ("Aegis") and Robert Hurst ("Hurst"), pursuant to which Mr. Hurst, as a registered representative of Aegis, was engaged by the Management Company to, among other things, solicit purchasers for limited partnership interests and shares in the Funds.

On or about the date hereof, the Management Company, at the request of various parties including the Employee, will enter into an amendment to the Aegis Agreement (the Aegis Agreement, as modified by such amendment, and as may be from time in the future further amended, supplemented, modified, replaced or superseded, is hereinafter referred to as the "Amended Aegis Agreement"), pursuant to which, among other things, Mr. Hurst's engagement will be reinstated and extended.

The Management Company and certain of its affiliates recently entered into the Amendment with the Employee, pursuant to which, among other things, certain provisions of the Employment Agreement were modified. Under the Amended Employment Agreement, the Employee has certain rights to participate in the Management Fee paid to the Management Company in any year net of the expenses incurred by the Management Company in such year.

The purpose of this letter is to clarify certain terms of Employee's employment with the Management Company and the Icahn Related Entities.

Employee hereby acknowledges that the following amounts shall be deemed to be expenses incurred by the Management Company in any year: (i) all amounts paid or allocated in such year to Aegis and/or Hurst by the Management Company pursuant to the Amended Aegis Agreement; (ii) all amounts paid or allocated in such year to Aegis and/or Hurst by the Onshore GP pursuant to the Amended Aegis Agreement; and (iii) all amounts paid or allocated in such year to Aegis and/or Hurst by the Offshore GP pursuant to the Amended Aegis Agreement.

In WITNESS WHEREOF, the undersigned has executed this letter as of the date first written above.

Keith Meister